EXHIBIT 4.8

WARRANT TO PURCHASE CONVERTIBLE PREFERRED STOCK

OF LUCID, INC.

THIS WARRANT AND THE SHARES OF CONVERTIBLE PREFERRED STOCK ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE TRANSFERRED IN THE ABSENCE OF (i) RECEIPT BY LUCID, INC. (“COMPANY”) OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION UNDER SUCH SECURI-TIES LAWS IS NOT REQUIRED, OR (ii) REGISTRATION UNDER SUCH SECURITIES LAWS.

This is to certify that, FOR VALUE RECEIVED, [*], (“Holder”) is entitled to purchase from the Company pursuant to this Warrant convertible preferred stock (“Preferred Stock”), .05 par value, of the Company. The number of shares of Preferred Stock Purchaser is entitled to purchase shall be the number determined by dividing the Exercise Price, as defined below, into One Hundred Thousand (100,000.00). The total aggregate purchase price to be paid by Purchaser shall be One Hundred Thousand 00/100 ($100,000.00). The price per share (the “Exercise Price”) shall be the greater of Two Dollars and 00/100 ($2.00) or sixty percent (60%) of the per share price established pursuant to the Closing of an equity financing of the Company which raises Ten Million Dollars ($10,000,000.00) in new capital.

Unless earlier exercised in full prior to such date, this Warrant shall expire on January 1, 2010.

1. Exercise of Warrant. This Warrant may be exercised by the Holder hereof as to the whole. It may also be exercised as to any part of the shares of Preferred Stock covered hereby, so long as the exercise amount multiplied by the Exercise Price is not less than Fifty Thousand and 00/100 Dollars ($50,000.00) for any such part. This Warrant and may be exercised upon thirty (30) days’ prior written notice, sent by certified mail, return receipt requested, to the Company in the form of subscription attached hereto as Exhibit A duly executed by the Holder. Upon payment of the purchase price by the Holder either (i) in cash or (ii) by check payable to the order of the Company and presentation and surrender of this Warrant, the Company shall deliver a certificate or certificates representing all shares issued to the Holder pursuant to this Warrant in accordance with the instructions of the Holder. The Shares have not been registered under the Securities Act of 1933, as amended or under the securities laws of any state, and may not be transferred in the absence of (i) receipt of an opinion of counsel satisfactory to the Company, that registration under such securities laws is not required, or (ii) registration under such securities laws.

If this Warrant shall be exercised in respect of a part only of the Shares the Holder shall be entitled to receive a similar Warrant of like tenor and date covering the number of Shares in respect of which this Warrant shall not have been exercised. As used herein, the term “Warrant” shall include any replacement Warrant or Warrants issued pursuant to this paragraph.

2. Reservation of Shares. The Company hereby covenants and agrees that at all times during the term of this Warrant there shall be reserved for issuance out of its authorized and unissued Preferred Stock the number of shares as shall be required to be issued upon exercise of this Warrant. The Company shall, from time to time, increase the number of authorized shares of Preferred Stock so as to maintain the number of such shares required to be issued upon the exercise of this Warrant.

3. Other Conditions to this Warrant. There are no other conditions to this Warrant.

4. Adjustment of Shares. The Shares issuable upon the exercise of this Warrant shall be subject to the following adjustments:

(i) If any time after the issuance and before the exercise of this Warrant, there shall be a subdivision, combination, stock dividend, stock split or other distribution, or reclassification of shares, or other change of the outstanding shares of Preferred Stock into a different kind, or class of shares, then at the same time the Shares issuable upon the exercise of this Warrant shall, on the date upon which such change shall become effective, be changed into the equivalent thereof (including price and number thereof) under the terms of such subdivision, combination, stock dividend, stock split or other distribution or reclassification or other change.

(ii) If at any time after the issuance of this Warrant, the Company shall consolidate with or merge into another corporation, the Holder hereof shall thereafter be entitled upon the exercise hereof to purchase, with respect to each Share purchasable hereunder immediately prior to the date upon which such consolidation or merger, such securities of the surviving corporation as the Holder would be entitled to receive had he exercised this Warrant immediately prior to the effective date of such merger or consolidation without any change in, or payment in addition to, the purchase price hereunder, and the successor corporation shall take such steps in connection with such consolidation or merger as may be necessary to assure that all of the provisions of this Warrant shall thereafter be applicable in relation to any securities or property thereafter deliverable upon the exercise of this Warrant. The Company shall not effect any such consolidation or merger unless prior to the consummation thereof the successor corporation (if other than the Company) resulting therefrom shall assume by written instrument executed and mailed to the Holder hereof at the address shown on the books of the Company, the obligation to deliver to the Holder such stock, securities or property as in accordance with the foregoing provisions the Holder shall be entitled to purchase. A sale of all or substantially all of the assets of the Company for consideration consisting primarily of stock or securities shall be deemed a consolidation or merger for the foregoing purposes.

(iii) The Company shall promptly give written notice to the Holder of the happening of any event requiring an adjustment of the number of shares of Preferred Stock issuable upon the exercise of this Warrant.

(iv) Notwithstanding any anti-dilution provisions contained herein, such provisions shall not apply in the event of (a) any proposed offering for sale of the Company’s Preferred Stock to the public (public offering) as provided for under the Securities Act of 1933, as amended, and applicable state securities laws, or (b) the issuance of shares of Preferred Stock pursuant to the provisions of any stock option plan for the benefit of key employees of the Company provided that such stock option plan has been submitted to and approved by the Holder, nor shall a mere increase in the authorized shares result in a change in the price or number of Shares which may be acquired hereunder.

5. Liquidation, Dissolution, Etc. In the event any dissolution or liquidation of the Company or the winding up of the Company shall at any time be submitted to the

Company’s shareholders for approval, the Company shall give the Holder at least thirty (30) days’ prior written notice stating the date on which such event is to take place and the date as of which the holders of Preferred Stock shall be entitled to exchange their Preferred Stock for securities or other property deliverable upon such dissolution, liquidation or winding up. During such thirty (30) day period, the Holder may purchase the Shares issuable hereunder and be entitled in respect of the Shares so purchased to all of the rights of the holders of Preferred Stock of the Company in proportion to the Holder’s then ownership interest. If this Warrant is not exercised prior to the expiration of that thirty (30) day period, it shall be void and no right shall exist hereunder.

6. Representations and Warranties of the Company. The Company hereby represents and warrants as follows: The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to ownand operate its properties and to carry on its business.

(ii) The Company’s entire authorized capital consists of 18,000,000 shares of common stock, $.01 par value, of which 12,000,000 shares are Common Stock and $.05 par value, of which 6,000,000 shares are Preferred Stock. As of the date of this Agreement there were: 1,0604,980 shares issued and outstanding Common Stock and 2,258,745 shares of Series A Preferred Stock issued and outstanding, 637,921 shares of Series B Preferred Stock shares are issued and outstanding. There are presently outstanding no options, warrants or other rights or securities with respect to, or convertible into or exchangeable for, any securities of the Company other than those referenced in Schedule A.

(iii) The execution and delivery of this Warrant, and the issuance and delivery of the Shares upon the exercise hereof, have been duly authorized by all such proper corporate proceedings, and will not contravene or constitute a default under or with respect to any provision of applicable law or regulation or of the Company’s Certificate of Incorporation or By-laws, or of any agreement or other instrument binding upon or related to the Company, and constitutes the legal, valid and binding obligation of the Company enforceable in accordance with its terms.

(iv) All Shares which may be delivered upon the exercise of this Warrant will, upon delivery, be free from all taxes (except taxes measured by Holder’s income), liens and charges with respect to the purchase thereof, and such Shares will, upon payment of the purchase price hereunder, be duly authorized, validly issued, fully paid and non-assessable.

(v) All representations and warranties shall survive the date of execution hereof.

7. Loss, Theft, Destruction or Mutilation. Upon receipt by the Company of evidence satisfactoryto it of the ownership and the loss, theft, destruction or mutilation of this Warrant, the Company will execute and deliver in lieu thereof a new Warrant containing the same terms and conditions.

8. Shareholder’s Rights. Until the valid exercise of this Warrant, the Holder hereof shall not be entitled to any rights as a shareholder of the Company; immediately upon the exercise of this Warrant and upon payment of the purchase price as provided herein, the Holder hereof shall be deemed a record holder of Preferred Stock of the Company.

9. Registration Rights. The Purchaser shall have the following registration rights with respect to the Registrable Shares (as hereinafter defined).

9.1 Certain Definitions. As used in this Section 9 and elsewhere in this Agreement, the following terms shall have the following respective meanings:

“Commission” means the Securities and Exchange Commission, or any other Federal agency at the time administering the Securities Act.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, or any similar Federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect. “Registration Statement” means a registration statement filed by the Company with the Commission for a public offering and sale of securities of the Company (other than a registration statement on Form S-8 or Form S-4, or their successors, or any other form for a limited purpose, or any registrationstatement covering only securities proposed to be issued in exchange for securities or assets of another corporation).

“Registration Expenses” means the expenses described in subsection 9.6.

“Registrable Shares” means (i) the Shares, and (ii) any securities issued in respect of Shares issued pursuant to any conversion rights, stock split, stock dividend, recapitalization or similar event. As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (a) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act, or (b) they shall have been distributed to the public pursuant to Rule 144 (or any successor provision) under the Securities Act. Provided, however, that shares of Preferred Stock which are Registrable Shares shall cease to be Registrable Shares upon any sale pursuant to a Registration Statement, Section 4(1) of the Securities Act or Rule 144 under the Securities Act, or any sale in any manner to a person or entity which, by virtue of Section 9 of this Agreement, is not entitled to the rights provided by this Section 9.

“Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.

“Stockholder” means the Purchaser and any persons or entities to whom the rights granted under this Section 9 are transferred to by the Purchaser pursuant to Section 10 hereof.

9.2 Sale or Transfer of Shares; Legend. (i) The Registrable Shares shall not be sold or transferred unless either (a) they first shall have been registered under the Securities Act, or (b), the Company first shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act. Notwithstanding the foregoing, no registration or opinion of counsel shall be required for a transfer made in accordance with Rule 144 under the Securities Act. (ii) Each certificate representing the Shares and the Registrable Shares and shares issued in respect of the Shares or the Registrable Shares shall bear a legend substantially in the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL SUCH SHARES ARE REGISTERED UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED”

The foregoing legend shall be removed from the certificates representing any Registrable Shares, at the request of the holder thereof, at such time as they become eligible for resale pursuant to Rule 144(k) under the Securities Act.

9.3 Demand Registration. Intentionally Omitted

9.4 Incidental Registration. Whenever the Company proposes or is requested to file a Registration Statement at any time and from time to time, it will, prior to such filing, give written notice to all Stockholders of its intention to do so and, upon the written request of a Stockholder or Stockholders given within 20 days after the Company provides such notice (which request shall state the intended method of disposition of such Registrable Shares), the Company shall use its best efforts to cause all Registrable Shares which the Company has been requested by such Stockholder or Stockholders to register to be registered under the Securities Act to the extent necessary to permit their sale or other disposition in accordance with the intended methods of distribution specified in the request of such Stockholder or Stockholders; provided that the Company shall have the right to postpone or withdraw any registration effected pursuant to this subsection 9.4 without obligation to any Stockholder.

(ii) In connection with any offering under this subsection 9.4 involving an underwriting, the Company shall not be required to include any Registrable Shares in such underwriting unless the holders thereof accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity as will not, in the opinion of the underwriters, jeopardize the success of the offering by the Company. If in the opinion of the managing underwriter the registration of all, or part of, the Registrable Shares which the holders have requested to be included would materially and adversely affect such public offering, then the Company shall be required to include in the underwriting only that number of Registrable Shares, if any, which the managing underwriter believes may be sold without causing such adverse effect, but in no event shall the amount of Registrable Shares included in the offering be reduced below 20% of the total amount of securities included in the offering, unless such offering is the initial public offering of the Company’s securities. If the number of Registrable Shares to be included in the underwriting in accordance with the foregoing is less than the total number of shares which the holders of Registrable Shares have requested to be included, then the holders of shares of Preferred Stock entitled to include shares of Preferred Stock in such registration shall participate in the underwriting pro rata based upon their total ownership of shares of Preferred Stock of the Company. If any holder would thus be entitled to include more shares than such holder requested to be registered, the excess shall be allocated among other requesting holders pro rata based upon their total ownership of Registrable Shares.

9.5 Registration Procedures. If and whenever the Company is required by the provisions of this Agreement to use its best efforts to effect the registration of any of the Registrable Shares under the Securities Act, the Company shall: file with the Commission a Registration Statement with respect to such Registrable Shares and use its best efforts to cause that Registration Statement to become and remain effective; (ii) as expeditiously as possible prepare and file with the Commission any amendments and supplements to the Registration Statement and the prospectus included in the Registration Statement as may be necessary to keep the Registration Statement effective for a period of not less than 120 days from the effective date; (iii) as expeditiously as possible furnish to each selling Stockholder such reasonable numbers of copies of the prospectus, including a preliminary prospectus, in conformity with the requirementsof the Securities Act, and such other documents as the selling Stockholder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares owned by the selling Stockholder; and (iv) as expeditiously as possible use its best efforts to register or qualify the Registrable Shares covered by the Registration Statement under the securities or Blue Sky laws of such states as the selling Stockholders shall reasonably request, and do any and all other acts and things that may be necessary ordesirable to enable the selling Stockholders to consummate the public sale or other disposition in such states of the Registrable Shares owned by the selling Stockholder; provided, however, that the Company shall not be required in connection with this paragraph (iv) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

If the Company has delivered preliminary or final prospectuses to the selling Stockholders and after having done so the prospectus is amended to comply with the requirements of the Securities Act, the Company shall promptly notify the selling Stockholders and, if requested, the selling stockholders shall immediately cease making offers of Registrable Shares and return all prospectuses to the Company. The Company shall promptly provide the selling Stockholders with revised prospectuses and, following receipt of the revised prospectuses, the selling Stockholders shall be free to resume making offers of the Registrable Shares.

9.6 Allocation of Expenses. The Company will pay all Registration Expenses of all registrations pursuant to Section 9.4 under this Agreement. For purposes of this Section the term “Registration Expenses” shall mean all expenses incurred by the Company in complying with this Section 9, including, without limitation, all registration and filing fees, exchange listing fees, printing expenses, fees and disbursements of counsel for the selling Stockholders to represent the selling Stockholders, state Blue Sky fees and expenses, and the expense of any special audits incident to or required by any such registration, but excluding underwriting discounts, selling commissions and the fees and expenses of selling Stockholders’ own counsel (other than the counsel selected to represent all selling Stockholders).

9.7 Indemnification. In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless the seller of such Registrable Shares, each underwriter of such Registrable Shares, and each other person, if any, who controls such seller or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages or liabilities, joint or several, to which such seller, underwriter or controlling person may become subject under the Securities Act, the Exchange Act, state securities or Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or fmal prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Company will reimburse such seller, underwriter and each such controlling person for any legal or any other expenses reasonably incurred by such seller, underwriter or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such amendment or supplement is made in reliance upon and in conformity with information furnished to the Company, in writing, by or on behalf of such seller, underwriter or controlling person specifically for use in the preparation thereof. In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, each seller of Registrable Shares, severally and not jointly, will indemnify and hold harmless the Company, each of its directors and officers and each underwriter (if any) and each person, if any, who controls the Company or any such underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities, joint or several, to which the Company, such directors and officers, underwriter or controlling person may become subject under the Securities Act, Exchange Act, state securities or Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of such seller, specifically for use in connection with the preparation of such Registration Statement, prospectus, amendment or supplement’ provided, however, that the obligations of such Stockholders hereunder shall be limited to an amount equal to the proceeds to each Stockholder of Registrable Shares sold as contemplated herein.

Each party entitled to indemnification under this subsection 9.7 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim of litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld); and, provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of it obligations under this Section 9.7. The Indemnified Party may participate in such defense at such party’s expense; provided, however, that the Indemnifying Party shall pay such expense if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation, and no Indemnified Party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of the Indemnifying Party.

9.8 Indemnification with Respect to Underwritten Offering. Intentionally Omitted

9.9 Information by Holder. Each holder of Registrable Shares included in any registration shall furnish to the Company such information regarding such holder and the distribution proposed by such holder as the Company may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 9.

9.10 “Stand-Off” Agreement. Each Stockholder, if requested by the Company and an underwriter of Preferred Stock or other securities of the Company, shall agree not to sell or otherwise transfer or dispose of any Registrable Shares or other securities of the Company held by such Stockholder for a specified period of time (not be exceed 180 days) following the effective date of a Registration Statement; nrovided, that: such agreement shall only apply to the first such Registration Statement covering Preferred Stock of the Company to be sold on its behalf to the public in an underwritten offering; and (ii) all Stockholders holding not less than the number of shares of Preferred Stock held by such Stockholder (including shares of Preferred Stock issuable upon the conversion of Shares, or other convertible securities, or upon the exercise of options, warrants or rights) and all officers and directors of the Company enter into similar agreements. Such agreement shall be in writing in a form satisfactory to the Company and such underwriter. The Company may impose stop-transfer instructions with respect to the Registrable Shares or other securities subject to the foregoing restriction until the end of the stand-off period.

9.11 Subsequent Registration Rights. This Company shall not enter into any agreement which would allow any holder or prospective holder to include securities of the Company in any registration filed under subsection 9.4, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only on terms substantially similar to the terms on which holders of Registrable Shares may include shares in such registration.

9.12 Rule 144 Requirements. After the earliest of (i) the closing of the sale of securities of the Company pursuant to a Registration Statement, (ii) the registration by the Company of a class of securities under Section 12 of the Exchange Act, or (iii) the issuance by the Company of an offering circular pursuant to Regulation A under the Securities Act, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

(b) use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c) furnish to any holder of Registrable Shares upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after 90 days following the closing of the first sale of securities by the Company pursuant to a Registration Statement), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as such holder may reasonably request to avail itself of any similar rule or regulation of the Commission allowing it to sell any such securities without registration.

9.13 Selection of Underwriter. In the case of any registration initiated by the Company, the Company shall have the right to designate the managing underwriter in any underwritten offering.

10. Assignability or Sale. To the extent permitted by securities laws this Warrant and the right to receive Shares hereunder may be freely assigned or sold by the Holder hereof.

11. Anti-Dilution Protection. If at any time, the Company issues Preferred Stock, Common Stock or convertible securities subsequent to the Closing Sale for a New Price (as hereinafter defined) less than the applicable Exercise Price (“Original Price”), then upon the exercise of this Warrant or upon the issuance of said Preferred Stock or Common Stock after the exercise of this Warrant, the Holder shall receive additional shares of Preferred Stock (“Additional Shares”) determined pursuant to this Section 11. (ii) For purposes of this Section 11, the term “New Price” shall mean the amount of consideration received by the Company per share of Preferred Stock or Common Stock issued, as the case maybe. If the consideration received is other than cash or cash equivalents, then the amount of consideration shall be the fair market value of the property received as determined by the Company’s Board of Directors acting in good faith. (iii) The number of such Additional Shares to be issued to the Holder shall be equal to the number obtained by (a) subtracting the New Price from the Original Price, (b) multiplying such number thereby obtained by the number of Shares held by the Holder or obtainable upon exercise of this Warrant and then (c) dividing that product by the New Price. (iv) For purposes of this provision, the Original Price shall be adjusted for stock splits, stock dividends, recombinations, reclassifications and the like, and to be equal to the New Price as established in

Section 1 1(ii). (v) This section shall not apply to the issuance of Common Stock (a) through employees, consultants and directors stock option plans or employee incentive stock option plans, (b) through fringe benefit plans, (c) after the Company completes a public offering of its securities, provided, however, that the total number of shares excluded from operation of this Section 11 by subsections (v)(a) and (v)(b) shall not exceed 15% of the Company’s capitalization outstanding from time to time on a fully diluted basis.

12. Notices. Any notice authorized by this Agreement to be given or made shall be sufficiently given or made if delivered in person or if sent by certified mail, return receipt requested, postage prepaid, as follows:

To the Holder:

NEW YORK STATE URBAN DEVELOPMENT d/b/a Empire State Development

30 South Pearl Street, 11 th Floor

Albany, New York 12207

Attn: Anthony Quenelle

To the Company:

Lucid, Inc.

235 Middle Road

Rochester, NY 14467

Attn:  Jay M. Eastman

13. Survival or Representations, Warranties, Covenants and Agreements. All representations and warranties, covenants and agreements in this Agreement or any certificate or document delivered in connection with this Warrant or pursuant thereto shall survive the making of the investment provided for herein and the delivery of the Shares. Any partial invalidity of the provisions hereof shall not invalidate the remaining portions hereof.

14. No Oral Modification or Waiver. This Warrant may not be changed, modified or rescinded orally. Any change, modification or rescission must be in writing and signed by the Company and the Purchaser and its transferees and assignees. Any waiver of the provisions of this Warrant shall not be effective unless made in writing and signed by the person against whom the enforcement of any such waiver is sought.

15. Pre-Emptive Rights. Intentionally omitted.

16. Conversion to Warrant for Preferred Stock. If at any time during the five-year warrant term the company sells preferred stock the Holder, in its sole discretion, may elect to convert this warrant into a warrant to acquire preferred stock.

17. Construction and Miscellaneous.

Binding Effect. This Warrant shall bind and inure to the benefit of the parties, their respective successors (by merger, consolidation or otherwise) and assignees. (ii) Severability. In the event any parts of this Warrant are found to be void or unenforceable, the remaining provisions of the Warrant shall nevertheless be binding with the same effect as though the void parts were deleted. (iii) Governing Law. This Warrant has been negotiated, executed and shall be performed in the State of New York and shall be governed by the laws of that State. (iv) Grammatical Usage. In construing this Warrant, feminine pronouns shall be substituted for those masculine in form (and vice versa), and plural terms shall be substituted for singular and singular for plural, in any place or situation where the context so requires. (v) Captions. The captions to this Warrant are inserted only for purposes of convenient reference and in no way define, limit or prescribe the scope of intent of this Agreement or any part hereof. (vi) Counterparts. This Warrant may be executed in several counterparts, each of which shall be considered a legal original for all purposes. Any full executed counterpart may be introduced into evidence in any action or proceeding without having to produce the others.

IN WITNESS WHEREOF, this Warrant has been duly executed by the parties hereto as of the day 7 of March , 2001.

LUCID, INC.	[*]

By:	By:
Name: Jay M. Eastman	Name:
Title: President	Title:

SECOND MODIFICATION AND EXTENSION AGREEMENT

THIS SECOND MODIFICATION AND EXTENSION AGREEMENT (“Agreement”) is made as of the 31st day of December, 2008, by and between Lucid, Inc., a New York corporation (the “Company”) and New York State Foundation for Science, Technology and Innovation — Small Business Technology Investment Fund, successor in interest by statute to New York Urban Development Corporation d/b/a Empire State Development — Small Business Technology Investment Fund (the “Investor”).

RECITALS

The Company owes the Investor the principal amount of Five Hundred Thousand Dollars ($500,000), together with accrued interest on that principal amount, pursuant to the terms of that certain 12% Convertible Debenture dated as of March 8. 2001, as modified by a Debenture Modification Agreement dated February 20, 2004 (the “Debenture”) and subsequently modified by a Modification and Extension Agreement dated February 1, 2007 (the “Modification and Extension Agreement”).

In connection with the Modification and Extension Agreement, the Company and the Investor entered into that certain Warrant to Purchase Convertible Preferred Stock of Lucid, Inc. dated February 1, 2007 to purchase up to 100.000 shares of the Company’s Stock (the “Warrant”).

The Debenture became due and payable, by the terms of the Modification and Extension Agreement, on December 31, 2008 and the parties are desirous of entering Into this Second Modification and Extension Agreement and further modifying the Debenture in accordance with the terms and conditions set forth below.

In consideration for the extension of the Maturity Date of the Debenture, the Company will extend and modify the Warrant in accordance with the terms and conditions set forth below.

The Company is actively pursuing financing and has retained the New York investment banking firm Jesup and Lamont to assist in this activity. If the financing provides net proceeds to the Company in excess of Ten Million Dollars (the “Financing Event”) the Funds will be used for debt repayment, marketing and sales activities, and general operating funds.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, included but not limited to the Recitals above, the parties hereto agree as follows:

Maturity Date Extension. Section 2 of the Debenture is hereby replaced in its entirety with the following:

“2. All of the outstanding accrued interest shall become due and payable on the earliest to occur of January 1, 2010 or 30 days following the Financing Event (the “Maturity Date”). After the Maturity Date, payments against the principal will he made in 24 equal monthly installments.”

Default. Investor hereby waives all of the Company’s defaults under the Debenture up to the date of this Agreement.

Holder. The definition of Holder is amended to be the following:

“New York State Foundation for Science, Technology and Innovation — Small Business Technology Investment Fund. 30 South Pearl Street. 11th Floor, Albany, New York 12207 (“Holder”).”

Security. In further consideration for the extension of the Maturity Date, the Debenture will hereafter he secured by a subordinated lien on the intellectual property of the Company and the Company has granted the Investor a security interest in the intellectual property of the Company, pursuant to that certain Patent and Trademark Security Agreement dated February 1, 2007 between the Company and the Investor, which security interest is subordinate in interest only to the security interest heretofore granted by the Company in favor of Secured Debt Holders ($1,199,219.16). The Debenture shall be amended by adding the following sentence to the end of Section 10:

“This Debenture is further secured pursuant to the terms and conditions of a certain Patent and Trademark Security Agreement dated February 1, 2007, between the Borrower and the Holder pursuant to which Borrower has granted Holder a security interest in all of Borrower’s intellectual property, subordinate only to the lien of Secured Debt Holders. As long as any amount due under the Investor’s Debenture remains outstanding, no additional debt, other than that on the Company’s balance sheet as of December 31, 2008 or as incurred in the normal course of business, whether secured or senior, shall be issued without the written consent of the Investor, which consent shall not he unreasonably withheld.”

Warrant.  The Warrant is hereby modified as follows:

1)  The Exercise Price shall he the lower of either $2.00 per share, or, if the Company has completed a public offering for the sale of its securities on a listed exchange, the lowest per share trading price during the ninety (90) day period prior to the date of the Investor’s exercise of the Warrant;

2)  The expiration date of the Warrant shall be extended to January 1, 2012; and

3)  In the event the Company has completed a public offering for the sale of its securities on a listed exchange at the time of the Investor’s exercise of the Warrant, common shares of the Company’s Stock will be issued; otherwise, shares of the Company’s Series B Preferred Stock shall be issued.

Defined Terms. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Debenture or the Warrant.

Debenture Investment Agreement. The Company and the Investor agree that the Company’s covenants and agreements set forth in paragraphs (e), (f) and (h) of Section 7 of that certain Debenture Investment Agreement dated March 8, 2001 by and between the Company and the Investor shall survive the termination of such Debenture Investment Agreement and shall continue in full force and effect so long as: (a) any amount due under the Investor’s Debenture remains outstanding; or (b) the Investor owns any shares of the Company’s Stock.

Scope. This Agreement constitutes a modification of the Debenture and the Warrant only with respect to the matters set forth herein. All of the other terms. covenants, conditions and agreements contained in the Debenture and the Warrant shall remain in full force and effect. This Agreement shall not release the Company from any liability under the Debenture and the Warrant.

Binding Effect. This Agreement represents the complete understanding and entire agreement of the parties as to its subject matter and may not be amended except by a writing executed by both parties. This Agreement shall he binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first set forth above.

LUCID, INC.

By:	/s/ Jay M. Eastman

Name:	Jay M. Eastman

Title:	Chief Executive Officer

NEW YORK STATE FOUNDATION FOR SCIENCE,
TECHNOLOGY AND INNOVATION - SMALL
BUSINESS TECHNOLOGY INVESTMENT FUND.
SUCCESSOR IN INTEREST BY STATUTE TO NEW
YORK STATE URBAN DEVELOPMENT
CORPORATION d/b/a EMPIRE STATE DEVELOPMENT
SMALL BUSINESS TECHNOLOGY INVESTMENT
FUND

By:	/s/ Ed Hamilton

Name:	Ed Hamilton

Title:	Executive Deputy Director